Exhibit 4.1

[FORM OF FACE OF 2044 NOTE]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS NOTE FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

CUSIP No. 615369AE5

MOODY’S CORPORATION

5.250% SENIOR NOTES DUE 2044

No. R-2	$300,000,000

Principal and Interest. Moody’s Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of three hundred million dollars ($300,000,000) on July 15, 2044 and to pay interest thereon from July 15, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on January 15 and July 15 in each year, commencing January 15, 2016 at the rate of 5.250% per annum, until the principal hereof is paid or made available for payment.

Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be January 1 or July 1, as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Notes not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Note shall be made at the Corporate Trust Office in U.S. Dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 17, 2015

MOODY’S CORPORATION

By:
Name: John J. Goggins
Title: Executive Vice President and
General Counsel

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated: November 17, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee, certifies

that this is one of

the Securities referred

to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF 2044 NOTE]

Indenture. This Note is one of a duly authorized issue of Securities of the Company (herein called the “Note” or collectively, the “Notes”), issued and to be issued under an Indenture, dated as of August 19, 2010, as supplemented by a Fourth Supplemental Indenture dated July 16, 2014 (as so supplemented, herein called the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, limited as of the date hereof in aggregate principal amount to $600,000,000.

Optional Redemption. The Notes are subject to redemption at the Company’s option, in whole or in part, at any time at a redemption price equal to the greater of (i) 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date, and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, and (2) any other primary U.S. government securities dealer in New York City that the Company selects (each, a “Reference Treasury Dealer”).

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the Redemption Date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each registered Holder of the Notes to be redeemed. If money sufficient to pay the redemption price of all of the Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Trustee or Paying Agent on or before the Redemption Date, and unless the Company defaults in payment of the redemption price, on and after the Redemption Date, interest shall cease to accrue on the Notes or portions of the Notes called for redemption. If fewer than all of the Notes are to be redeemed, and such Notes are at the time represented by a Global Security, the Depositary shall select by lot the particular interests to be redeemed. If the Company elects to redeem fewer than all of the Notes, and any of such Notes are not represented by a Global Security, then the Trustee shall select the particular Notes to be redeemed in a manner it deems appropriate and fair (and the Depositary shall select by lot the particular interests in any Global Security to be redeemed).

The Company may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

Defaults and Remedies. If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Restrictive Covenants. The Indenture does not limit the incurrence of additional debt by the Company or any of its Subsidiaries; however, it does limit the creation of certain Liens and the entry into sale and leaseback transactions by the Company or any of its Restricted Subsidiaries. The limitations are subject to a number of important qualifications and exceptions. Once a year, the Company must report to the Trustee on its compliance with these limitations.

Denominations, Transfer and Exchange. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of any different authorized denomination or denominations, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, including Section 3.06 of the Base Indenture, the transfer of this Note is registerable in the Register, upon surrender of this Note for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of any different authorized denomination or denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of and premium, if any, and (subject to Section 3.08 of the Base Indenture) interest, if any, on such Note and for all other purposes whatsoever, whether or not this Note be overdue, and neither the Company, the Trustee nor any agent shall of the Company or the Trustee shall be affected by notice to the contrary.

Defined Terms. All terms used in this Note and not defined herein shall have the meanings assigned to them in the Indenture.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to the provisions hereof, check the box:  ☐

If you want to elect to have only part of the Note purchased by the Company pursuant to the provisions hereof, state the amount you elect to have purchased: $

Date:

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